Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:	Amy Conley	Don Duffy
	(617) 556-2305	(408) 498-6040
	aconley@financialengines.com	ir@financialengines.com

Financial Engines Reports Third quarter 2015 Financial Results

Financial Engines to Acquire The Mutual Fund Store to Expand Independent Advisory Services for 401(k) Plan Participants

Provides Outlook for Fiscal Year 2016

SUNNYVALE, Calif. – November 5, 2015 – Financial Engines (NASDAQ: FNGN), America’s leading independent investment advisori, today reported financial results for its third quarter ended September 30, 2015.

Financial results for the third quarter of 2015 compared to the third quarter of 2014:ii

•	Revenue increased 8% to $78.8 million for the third quarter of 2015 from $72.8 million for the third quarter of 2014.
•	Professional management revenue increased 11% to $70.2 million for the third quarter of 2015 from $63.2 million for the third quarter of 2014.
•	Net income was $8.5 million, or $0.16 per diluted share, for the third quarter of 2015 compared to $9.0 million, or $0.17 per diluted share, for the third quarter of 2014.
•	Non-GAAP Adjusted EBITDAii increased 2% to $25.1 million for the third quarter of 2015 from $24.5 million for the third quarter of 2014.
•	Non-GAAP Adjusted Net Incomeii increased 4% to $12.5 million for the third quarter of 2015 from $12.0 million for the third quarter of 2014.
•	Non-GAAP Adjusted Earnings Per Shareii increased 4% to $0.24 for the third quarter of 2015 from $0.23 for the third quarter of 2014.

Key operating metrics as of September 30, 2015:iii

•	Assets under contract (“AUC”) were $954 billion.
•	Assets under management (“AUM”) were $108.0 billion.
•	Members in Professional Management were over 913,000.
•	Asset enrollment rates for companies where services have been available for 26 months or more averaged 13.0%iv.

“Our focus at Financial Engines has always been on reaching more Americans and impacting their retirement outcomes, while putting their best interest first,” said Larry Raffone, president and chief executive officer at Financial Engines.  “The Mutual Fund Store shares our values and this strategic acquisition is another step in the direction to provide Americans the comprehensive help they deserve.”

i	For independence methodology and ranking, see InvestmentNews RIA Data Center. (http://data.investmentnews.com/ria/).
ii	Please see “About Non-GAAP Financial Measures” for definitions of the terms Adjusted Net Income, Adjusted Earnings Per Share, and Adjusted EBITDA.
iii	Operating metrics include both advised and subadvised relationships.
iv

Information regarding enrollment rates and the component AUC can be found in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Securities and Exchange Commission (“SEC”) filings, including the Form 10-K for the year ended December 31, 2014.

Review of Financial Results for the Third quarter of 2015

Revenue increased 8% to $78.8 million for the third quarter of 2015 from $72.8 million for the third quarter of 2014. The increase in revenue was driven primarily by the growth in professional management revenue, which increased 11% to $70.2 million for the third quarter of 2015 from $63.2 million for the third quarter of 2014.

Costs and expenses increased 12% to $64.7 million for the third quarter of 2015 from $57.8 million for the third quarter of 2014. This was due primarily to increases in wages, benefits, and employer payroll taxes related to headcount growth and higher compensation, as well as increases in non-cash stock-based compensation expense and cash incentive compensation expense.

As a percentage of revenue, cost of revenue (exclusive of amortization of internal use software) was 42% for the third quarter of 2015 compared to 42% for the third quarter of 2014.

Income from operations was $14.1 million for the third quarter of 2015 compared to $15.0 million for the third quarter of 2014. As a percentage of revenue, income from operations was 18% for the third quarter of 2015 compared to 21% for the third quarter of 2014.

Net income was $8.5 million, or $0.16 per diluted share, for the third quarter of 2015 compared to net income of $9.0 million, or $0.17 per diluted share, for the third quarter of 2014.

On a non-GAAP basis, Adjusted Net Incomeii was $12.5 million and Adjusted Earnings Per Shareii was $0.24 for the third quarter of 2015 compared to Adjusted Net Income of $12.0 million and Adjusted Earnings Per Share of $0.23 for the third quarter of 2014.

“We have a strong balance sheet allowing us to complete this strategic acquisition on favorable terms,” said Ray Sims, chief financial officer of Financial Engines. “We expect the transaction to be accretive to EPS in 2016 and beyond, and contribute to growth going forward.”

Assets Under Contract and Assets Under Management

AUC was $954 billion as of September 30, 2015 and increased 8% from $884 billion as of September 30, 2014, due primarily to new employers making our services available, contributions, and partially offset by market performance. AUC for plans in which the Income+ service has been made available was $273 billion as of September 30, 2015 and increased 26% from $217 billion as of September 30, 2014.

AUM increased by 6% year over year to $108.0 billion as of September 30, 2015, from $101.9 billion as of September 30, 2014. The increase in AUM was driven primarily by contributions and net new enrollment into the Professional Management service, partially offset by market performance.

	Q4'14	Q1'15	Q2'15	Q3'15
	(In billions)
AUM, beginning of period	$101.9	$104.4	$109.2	$114.5
New Enrollment(1)	3.9	4.6	6.5	4.8
Voluntary Cancellations(2)	(2.6)	(1.9)	(1.6)	(2.4)
Involuntary Cancellations(3)	(1.9)	(1.6)	(1.7)	(1.6)
Contributions(4)	1.7	1.7	1.8	1.7
Market Movement and Other(5)	1.4	2.0	0.3	(9.0)
AUM, end of period	$104.4	$109.2	$114.5	$108.0

(1)	The aggregate amount of assets under management, at the time of enrollment, of new members who enrolled in our Professional Management service within the period.
(2)	The aggregate amount of assets, at the time of cancellation, for voluntary cancellations from the Professional Management service within the period.
(3)

The aggregate amount of assets, as of the last available positive account balance, for involuntary cancellations occurring when the member’s 401(k) plan account balance has been reduced to zero or when the cancellation of a plan sponsor contract for the Professional Management service has become effective within the period.

(4)

Employer and employee contributions are estimated each quarter from annual contribution rates based on data received from plan providers or plan sponsors. The data presented in the table above differ from data provided in filings prior to September 30, 2012, as the previously reported contributions data represented only that subset of members for whom we received salary data.

(5)	Other factors affecting assets under management include estimated market movement, plan administrative fees, participant loans and hardship withdrawals, and timing differences.

For further information on the AUM data above, please refer to our Form 10-Q to be filed for the period ended September 30, 2015.

Aggregate Investment Style Exposure for Portfolios Under Management

As of September 30, 2015, the approximate aggregate investment style exposure of the portfolios we managed was as follows:

Cash	2%
Bonds	28%
Domestic Equity	44%
International Equity	26%
Total	100%

Quarterly Dividend

On October 30, 2015, Financial Engines’ Board of Directors declared a regular quarterly cash dividend of $0.07 per share of the Company’s common stock. The cash dividend will be paid on January 6, 2016 to stockholders of record as of the close of business on December 14, 2015.

Stock Repurchase Program

On November 5, 2014, Financial Engines’ Board of Directors approved a 12 month stock repurchase program under which the Company may buy up to $50.0 million of its common stock. During the third quarter of 2015, the Company purchased 344,000 shares for $11.2 million on the open market. When combined with prior purchases, the Company has bought a total of 1,277,000 shares for $47.6 million on the open market at an average price of $37.30 per share. As of November 4, 2015, the stock repurchase program had expired.

Outlook

Financial Engines’ growth strategy includes focusing on increasing penetration within existing Professional Management plan sponsors, enhancing and extending services to individuals entering and in retirement, and expanding the number of plan sponsors.

Based on financial markets remaining at November 2, 2015 levels, the Company estimates that its 2015 revenue will be in the range of $311 million and $313 million and 2015 non-GAAP adjusted EBITDA will be in the range of $96 million plus or minus $1 million.

For the company, post-acquisition, based on financial markets remaining at November 2, 2015 levels, through all of 2016, and taking into account an anticipated closing of the acquisition of The Mutual Fund Store in the first quarter of 2016, Financial Engines estimates its 2016 revenue will be in the range of $403 million and $410 million and 2016 non-GAAP adjusted EBITDA will be in the range of $125 million to $130 million. Under typical market conditions, Financial Engines estimates that 2016 revenue will be in the range of $419 million to $426 million and non-GAAP adjusted EBITDA will be in the range of $137 million to $142 million. We expect to realize financial synergies from the combination over time.

Conference Call

The Company will host a conference call to discuss third quarter 2015 financial results today at 5:00 PM ET. Hosting the call will be Larry Raffone, president and chief executive officer, and Ray Sims, chief financial officer. The conference call can be accessed live over the phone by dialing (888) 348-6435, or for international callers, (412) 902-4238. A replay will be available beginning approximately one hour after the call and can be accessed by dialing (877) 870-5176 or (858) 384-5517 for international callers. The conference ID is 10074933. The replay will remain available until Thursday, November 12, 2015, and an archived replay will be available at http://ir.financialengines.com/ for 30 calendar days after the call.

About Non-GAAP Financial Measures

This press release and its attachments include certain non-GAAP financial measures. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with U.S. generally accepted accounting principles (GAAP). These non-GAAP measures include non-GAAP Adjusted Net Income, non-GAAP Adjusted Earnings Per Share and non-GAAP Adjusted EBITDA. Non-GAAP Adjusted Net Income is defined as net income before non-cash stock-based compensation expense, net of tax, and certain other items such as the income tax benefit from the release of valuation allowances, if applicable for the period. Non-GAAP Adjusted Earnings Per Share is defined as non-GAAP Adjusted Net Income divided by the weighted-average of dilutive common share equivalents outstanding. Non-GAAP Adjusted EBITDA is defined as net income before net interest income, income tax expense (benefit), depreciation, amortization of internal use software, amortization of direct response advertising, amortization of deferred commissions, and non-cash stock-based compensation. Further information regarding the non-GAAP financial measures included in this press release is contained in the attachments.

To supplement the Company’s consolidated financial statements presented on a GAAP basis, management believes that these non-GAAP measures provide useful information about the Company’s core operating results and thus are appropriate to enhance the overall understanding of the Company’s past financial performance and its prospects for the future. These adjustments to the Company’s GAAP results are made with the intent of providing both management and investors a more complete understanding of the Company’s underlying operational results, trends and performance.

About Financial Engines

Financial Engines is America’s leading independent investment advisor. We help people make the most of their retirement assets by providing professional investment management and advice.

Headquartered in Sunnyvale, CA, Financial Engines was co-founded in 1996 by Nobel Prize-winning economist Bill Sharpe. Today, we offer retirement help to more than nine million employees across over 650 companies nationwide (including 142 of the Fortune 500). Our investment methodology, combined with powerful online services, dedicated advisor center and personal attention allow us to help more Americans get on the path to a secure retirement.

For more information, visit www.financialengines.com.

All advisory services provided by Financial Engines Advisors L.L.C., a federally registered investment advisor and wholly-owned subsidiary of Financial Engines, Inc. Financial Engines does not guarantee future results.

Forward-Looking Statements

This press release and its attachments contain forward-looking statements that involve risks and uncertainties. These forward-looking statements may be identified by terms such as “plan to,” “designed to,” “will,” “can,” “expect,” “estimates,” “believes,” “intends,” “may,” “continues,” “to be” or the negative of these terms, and similar expressions intended to identify forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding the anticipated impact and benefits of the pending acquisition of The Mutual Fund Store, including the expectation that the transaction will be accretive to EPS in 2016 and beyond and contribute to growth and margin expansion going forward, Financial Engines’ expected financial performance and outlook, including factors which may impact our outlook, benefits of our services, and growth strategy, including our focus on increasing penetration within existing Professional Management plan sponsors, enhancing and extending services to individuals in retirement and expanding the number of plan sponsors, and the benefits of our non-GAAP financial measures. These statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to differ materially from those expressed or implied by such forward-looking statements, and reported results should not be considered as an indication of future performance. These risks and uncertainties include, but are not limited to, risks related to the pending acquisition of The Mutual Fund Store, including our ability to successfully complete and realize the anticipated benefits of the transaction and to successfully integrate The Mutual Fund Store’s business with Financial Engines, the timing of completion of the transaction, and the potential impact of  the transaction, or announcement thereof, and reaction thereto, on our business, operating results and financial condition, our reliance on fees earned on the value of assets we manage for a substantial portion of our revenue, the impact of the financial markets on our revenue and earnings, unanticipated delays in rollouts of our services, our ability to increase enrollment, our ability to correctly identify and invest appropriately in growth opportunities, our ability to introduce new services and accurately estimate the impact of any future services on our business, the risk that the anticipated benefits of our investments in these services or in growth opportunities may not outweigh the resources and costs associated with these investments or the liabilities associated with the operation of these services, our relationships with plan providers and plan sponsors, the fees we can charge for our Professional Management service, our reliance on accurate and timely data from plan providers and plan sponsors, system failures, errors or unsatisfactory performance of our services, our reputation, our ability to protect the confidentiality of plan provider, plan sponsor and plan participant data and other privacy concerns, acquisition activity involving plan providers or plan sponsors, our ability to compete, our regulatory environment, and risks associated with our fiduciary obligations.  More information regarding these and other risks, uncertainties and factors is contained in the Company’s Form 10-K for the year ended December 31, 2014, as filed with the SEC, and in other reports filed by the Company with the SEC from time to time. You are cautioned not to unduly rely on these forward-looking statements, which speak only as of the date of this press release. All information in this press release and its attachments is as of the date stated or November 5, 2015 and unless required by law, Financial Engines undertakes no obligation to publicly revise any forward-looking statement to reflect circumstances or events after the date of this press release or to report the occurrence of unanticipated events.

Our investment advisory and management services are provided through our subsidiary, Financial Engines Advisors L.L.C., a federally registered investment advisor. References in this press release to “Financial Engines,” “our company,” “the Company,” “we,” “us” and “our” refer to Financial Engines, Inc. and its consolidated subsidiaries during the periods presented unless the context requires otherwise.

###

Financial Tables

FINANCIAL ENGINES, INC. AND SUBSIDIARIES

Unaudited Consolidated Balance Sheets

	December 31,	September 30,
	2014	2015
	(In thousands, except per share data)
Assets
Current assets:
Cash and cash equivalents	$126,564	$122,527
Short-term investments	179,885	204,708
Accounts receivable, net	66,001	71,814
Prepaid expenses	3,763	4,816
Deferred tax assets	7,932	12,251
Other current assets	5,445	2,913
Total current assets	389,590	419,029
Property and equipment, net	20,723	19,608
Internal use software, net	6,421	6,622
Long-term deferred tax assets	6,844	6,583
Direct response advertising, net	8,202	7,528
Other assets	3,265	2,374
Total assets	$435,045	$461,744
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$21,678	$24,006
Accrued compensation	10,103	12,816
Deferred revenue	5,840	7,553
Dividend payable	3,113	3,601
Other current liabilities	1,161	1,143
Total current liabilities	41,895	49,119
Long-term deferred revenue	427	309
Long-term deferred rent	8,689	9,091
Non-current tax liabilities	3,672	2,206
Other liabilities	151	293
Total liabilities	54,834	61,018

Stockholders’ equity:
Preferred stock, $0.0001 par value - 10,000 authorized as of December 31, 2014 and September 30, 2015; None issued or outstanding as of December 31, 2014 and September 30, 2015	—	—
Common stock, $0.0001 par value - 500,000 authorized as of December 31, 2014 and September 30, 2015; 52,224 and 52,748 shares issued and 51,944 and 51,471 shares outstanding as of December 31, 2014 and September 30, 2015, respectively	5	5
Additional paid-in capital	404,908	449,842
Treasury stock, at cost (280 shares and 1,277 shares as of December 31, 2014 and September 30, 2015, respectively)	(9,182)	(47,637)
Accumulated deficit	(15,520)	(1,484)
Total stockholders’ equity	380,211	400,726
Total liabilities and stockholders’ equity	$435,045	$461,744

FINANCIAL ENGINES, INC. AND SUBSIDIARIES

Unaudited Consolidated Statements of Income

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2015	2014	2015
	(In thousands, except per share data)
Revenue:
Professional management	$63,226	$70,225	$181,030	$206,501
Platform	8,316	7,501	24,828	23,126
Other	1,209	1,087	2,559	2,371
Total revenue	72,751	78,813	208,417	231,998
Costs and expenses:
Cost of revenue (exclusive of amortization of internal use software)	30,280	32,950	83,436	97,532
Research and development	7,460	8,753	22,392	26,537
Sales and marketing	12,907	15,526	36,607	46,248
General and administrative	5,549	6,280	16,995	19,720
Amortization of internal use software	1,574	1,223	4,709	3,680
Total costs and expenses	57,770	64,732	164,139	193,717
Income from operations	14,981	14,081	44,278	38,281
Interest income, net	44	119	121	263
Other income (expense), net	(4)	—	(1)	(17)
Income before income taxes	15,021	14,200	44,398	38,527
Income tax expense	6,014	5,723	17,520	13,649
Net and comprehensive income	$9,007	$8,477	$26,878	$24,878
Dividends declared per share of common stock	$0.06	$0.07	$0.18	$0.21
Net income per share attributable to holders of common stock
Basic	$0.17	$0.16	$0.52	$0.48
Diluted	$0.17	$0.16	$0.50	$0.47
Shares used to compute net income per share attributable to holders of common stock
Basic	51,811	51,655	51,481	51,586
Diluted	53,312	52,934	53,286	52,939

FINANCIAL ENGINES, INC. AND SUBSIDIARIES

Unaudited Consolidated Statements of Cash Flows

	Nine Months Ended
	September 30,
	2014	2015
	(In thousands)
Cash flows from operating activities:
Net income	$26,878	$24,878
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,493	4,484
Amortization of internal use software	4,432	3,433
Stock-based compensation	14,745	19,196
Amortization of deferred sales commissions	1,173	1,217
Amortization and impairment of direct response advertising	4,631	4,132
Amortization of premium (discount) on short-term investments	(22)	(268)
Provision for doubtful accounts	472	733
Deferred tax	6,936	(5,524)
Loss (gain) on fixed asset disposal	(8)	—
Excess tax benefit associated with stock-based compensation	(10,363)	(17,946)
Changes in operating assets and liabilities:
Accounts receivable	(5,484)	(6,546)
Prepaid expenses	(926)	(1,053)
Direct response advertising	(3,301)	(3,448)
Other assets	(2,643)	2,205
Accounts payable	11,293	21,185
Accrued compensation	(5,845)	2,713
Deferred revenue	(316)	1,595
Deferred rent	2,152	394
Net cash provided by operating activities	47,297	51,380
Cash flows from investing activities:
Purchase of property and equipment	(6,137)	(4,063)
Sale of property and equipment	8	—
Capitalization of internal use software	(2,743)	(3,562)
Purchases of short-term investments	(134,854)	(159,555)
Maturities of short-term investments	90,000	135,000
Net cash used in investing activities	(53,726)	(32,180)
Cash flows from financing activities:
Payments on capital lease obligations	(77)	(86)
Excess tax benefit associated with stock-based compensation	10,363	17,946
Net share settlements for minimum tax withholdings	(135)	(616)
Repurchase of common stock	—	(38,455)
Proceeds from issuance of common stock	10,028	8,328
Cash dividend payments	(8,713)	(10,354)
Net cash provided by (used in) financing activities	11,466	(23,237)
Net increase (decrease) in cash and cash equivalents	5,037	(4,037)
Cash and cash equivalents, beginning of period	126,003	126,564
Cash and cash equivalents, end of period	$131,040	$122,527
Supplemental cash flows information:
Income taxes paid, net of refunds	$232	$1,325
Interest paid	$9	$9
Non-cash operating, investing and financing activities:
Purchase of property and equipment under capital lease	$169	$216
Unpaid purchases of property and equipment	$2,954	$207
Capitalized stock-based compensation for internal use software	$210	$319
Capitalized stock-based compensation for direct response advertising	$78	$78
Dividends declared but not yet paid	$3,112	$3,601

FINANCIAL ENGINES, INC. AND SUBSIDIARIES

Reconciliation of GAAP to Non-GAAP Operating Results

The table below sets forth a reconciliation of net income to non-GAAP Adjusted EBITDA based on our historical results:

	Three Months Ended September 30,		Nine Months Ended September 30,
Non-GAAP Adjusted EBITDA	2014	2015	2014	2015
	(In thousands, unaudited)
Net income	$9,007	$8,477	$26,878	$24,878
Interest income, net	(44)	(119)	(121)	(263)
Income tax expense	6,014	5,723	17,520	13,649
Depreciation and amortization	1,261	1,539	3,493	4,484
Amortization of internal use software	1,479	1,139	4,432	3,433
Amortization and impairment of direct response advertising	1,534	1,406	4,631	4,132
Amortization of deferred sales commissions	369	453	1,173	1,217
Stock-based compensation	4,895	6,480	14,745	19,196
Non-GAAP Adjusted EBITDA	$24,515	$25,098	$72,751	$70,726

The table below sets forth a reconciliation of net income to non-GAAP Adjusted Net Income and non-GAAP Adjusted Earnings Per Share based on our historical results:

	Three Months Ended September 30,		Nine Months Ended September 30,
Non-GAAP Adjusted Net Income	2014	2015	2014	2015
	(In thousands, except per share data, unaudited)
Net income	$9,007	$8,477	$26,878	$24,878
Stock-based compensation, net of tax (1)	3,025	4,005	9,112	11,863
Non-GAAP Adjusted Net Income	$12,032	$12,482	$35,990	$36,741

Non-GAAP Adjusted Earnings Per Share	$0.23	$0.24	$0.68	$0.69

Shares of common stock outstanding	51,811	51,655	51,481	51,586
Dilutive stock options, RSUs and PSUs	1,501	1,279	1,805	1,353
Non-GAAP adjusted common shares outstanding	53,312	52,934	53,286	52,939

(1)	For the calculation of non-GAAP Adjusted Net Income, an estimated statutory tax rate of 38.2% has been applied to non-cash stock-based compensation for all periods presented.